NEWS RELEASE
------------



Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


                  Dynatronics Announces Second Quarter Results
                  --------------------------------------------


         Salt Lake City, Utah (February 7, 2007) - Dynatronics Corporation (NASDAQ: DYNT) today announced results for its second fiscal quarter ended December 31, 2006. Sales for the quarter were $4,428,182, compared to $5,230,833 in the prior year period. Sales for the six months ended December 31, 2006 were $8,567,239, compared to $9,589,261 in the prior year period.

         Net loss for the quarter was $43,586 ($.00 per share), compared to net income of $160,233 ($.02 per share) in the second quarter of the previous year. Net loss for the six-month period was $218,594 ($.02 loss per share), compared to net income of $137,912 ($.02 per share) in the prior year period.

         The difference in financial performance between last year's and this year's second quarters can be attributed largely to last year's introduction of the Dynatron XP light pad.

         "While we clearly have much to do to achieve the level of profitability we desire, our four-fold strategic plan is fully engaged and we are beginning to see improvement," stated Kelvyn H. Cullimore Jr., company chairman and president. "The quarter's break-even results on a per share basis were in line with the projections we announced in our last investor conference call. Also as forecast, the second quarter's performance showed progress over the preceding quarter."

         "We are heavily promoting our products through new sales incentive programs and advertising," added Larry K. Beardall, executive vice president of sales and marketing. "In addition, we are working to reduce labor expenses and enhance product profit margins through improved manufacturing processes. Finally, we are continuing the development of innovative, state-of-the-art products for future growth. Two new treatment tables will be introduced next quarter with a third new product introduction the following quarter. These strategic initiatives are expected to result in continued improvements in future quarters."

         Dynatronics has scheduled a conference call for investors today, Wednesday, February 7, 2007, at 3 p.m. ET (1:00 p.m. MT). Those wishing to participate should call 800-839-9416 and use passcode: 1383812.

         A summary of the financial results for the quarter ended December 31, 2006, follows:

                         Summary Selected Financial Data
                           Income Statement Highlights

                              Three Months Ended         Six Months Ended
                                  December 31,             December 31,
                             2006            2005       2006           2005
                             ----            ----       ----           ----

Net sales                 $4,428,182    $5,230,833   $8,567,239     $9,589,261

Cost of sales              2,796,992     3,172,671    5,443,892      5,942,515
                          ----------    ----------   ----------     ----------

   Gross profit            1,631,190     2,058,162    3,123,347      3,646,746

SG&A expenses              1,308,868     1,328,353    2,570,013      2,571,478
R&D expenses                 346,671       432,361      824,755        845,965
Other expense, net            46,523        36,909       84,018          5,058
                          ----------    ----------   ----------     ----------

   Income (loss) before
     income taxes            (70,872)      260,539     (355,439)       224,245

Income tax (expense)
   benefit                    27,286      (100,306)     136,845        (86,333)
                          ----------    ----------   ----------     ----------

   Net income (loss)      $  (43,586)   $  160,233   $ (218,594)    $  137,912
                          ==========    ==========   ==========     ==========
Net income (loss) per
  share (diluted)         $     (.00)   $      .02   $     (.02)    $      .02
                          ==========    ==========   ==========     ==========


                            Balance Sheet Highlights

                                          December 31,         June 30,
                                             2006                2006
                                          ------------       ------------
         Cash                             $    490,090       $    423,184
         Accounts Receivable                 2,825,493          3,022,991
         Inventories                         4,597,319          4,982,990
         Total current assets                9,463,382          9,605,497
         Total assets                     $ 14,214,075       $ 14,523,655

         Accounts payable                 $    344,921       $    593,016
         Accrued expenses                      480,279            536,131
         Total current liabilities           2,311,842          2,215,350
         Total liabilities                   4,852,990          4,852,613
         Total liabilities and equity     $ 14,214,075       $ 14,523,655

         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2006, and its subsequent quarterly reports on Form 10-QSB.